Exhibit 99.1

News Release

For Further Information

Media Relations	Nancy Mays, 816.854.4537, nmays@hrblock.com
Investor Relations	Derek Drysdale, 816.854.4513, derek.drysdale@hrblock.com

H&R Block Reports Fiscal 2009 First Quarter Results

Company Reports Net Loss from Continuing Operations of $0.40 Per Share Compared to Prior Period Loss of $0.34 Per Share

Consolidated Loss Improves to $0.41 Per Share; Loss from Discontinued Operations Improves Significantly

For Immediate Release Sept. 3, 2008

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported a net loss from continuing operations for the fiscal 2009 first quarter ended July 31, 2008 of $129.4 million, or 40 cents per share compared to a loss of $109.8 million, or 34 cents in the first quarter a year ago. Improved off-season results from Tax Services were offset by a loss in the Consumer Financial Services segment, mainly due to an approximately $20.4 million increase in loss reserves and asset write-downs at H&R Block Bank. The company typically reports a first-quarter operating loss primarily because of seasonality within its Tax Services and Business Services segments.

“Compared with a year ago, operating results have improved, and losses from discontinued operations have diminished significantly. The decision to take additional loss reserves against the Bank’s mortgage portfolio lowered performance slightly from what it would otherwise have been, but the company intends to maintain appropriate financial reserves while this portfolio runs off,” said Richard C. Breeden, Chairman of the Board of H&R Block. “Our Texas acquisition increases opportunities to grow the client base and to use franchising more aggressively in that market. Selling our securities brokerage unit should enhance returns on invested capital while reducing operating risks. These and other strategic steps improve opportunities to grow earnings and shareholder value,” added Breeden.

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Results from discontinued operations improved significantly, to a net loss of $3.4 million compared to a net loss of $192.8 million in the first quarter a year ago, reflecting the company’s exit from the subprime mortgage business. There were only $7 million in loan repurchases for representation and warranty claims in the current year quarter. Consolidated net loss for the quarter was $132.7 million, or 41 cents per share, much lower than the loss of $302.6 million, or 93 cents per share, in the first quarter a year ago.

“We saw continued positive momentum in Tax Services and Business Services in our first quarter. Tax Services reported solid top-line growth during the pre-season period while also achieving meaningful expense control. RSM McGladrey improved its bottom line, again reflecting good cost management,” said Russ Smyth, president and chief executive officer of H&R Block. “Meanwhile, results from Consumer Financial Services were negatively impacted by difficult conditions in the housing and financial markets.”

Tax Services

First quarter Tax Services revenues rose 7.7 percent year-over-year to $75.3 million, primarily due to a 16 percent increase in U.S. retail clients served. About 7 percentage points of the increase in clients stemmed from one-time Economic Stimulus Act filers. The success of H&R Block’s Second Look product also contributed to client growth.

The segment reported a pretax loss of $163.9 million, a 4.9 percent improvement year-over-year largely due to more efficient management of expenses including the company’s recent cost reduction program. International operations also contributed to the improved results with Canada achieving 13 percent growth in volume and 5 percent growth in pricing. For the full year of fiscal 2009, Tax Services is expected to achieve a pretax margin improvement of more than 200 basis points reflecting growth and cost control.

Business Services

RSM McGladrey saw a slight earnings improvement year-over-year, despite a 9.4 percent decline in revenues to $174.7 million. The decline in reported revenue is largely due to a change in the manner of recording leased employee revenues related to the TBS business acquired from American Express. This change had no impact on earnings.

The pretax loss for the fiscal first quarter was $0.3 million compared to a loss of $1.9 million last year, reflecting savings in ongoing operating expenses and earlier reductions made to costs. The company expects these trends to continue and result in significant margin improvement for RSM McGladrey in fiscal 2009.

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Consumer Financial Services

Consumer Financial Services, which includes H&R Block Bank and H&R Block Financial Advisors, reported a pretax loss of $17.7 million compared with pretax income of $6.2 million a year ago. The loss was driven by an increase in mortgage loan loss reserves at the Bank and poor financial market conditions impacting HRBFA’s business.

H&R Block Bank reported a pretax loss of $14.1 million versus pretax income of $4.8 million in the first quarter last year, primarily due to a $15.0 million loan loss reserve recorded in the current-year period and a $5.4 million write down of other real estate owned. Increases in loan loss reserves reflect both increased foreclosures and ongoing declines in housing values.

The Bank ended the first quarter with $869 million of net mortgage loans held for investment, down $98 million from fiscal year end. The decline in the mortgage loan balance resulted from net principal repayments of $31.6 million, the aforementioned increase in loan loss reserves and transfers of loans to other real estate owned.

H&R Block Financial Advisors reported a pretax loss of $3.6 million for the fiscal first quarter compared with pretax income of $1.4 million for the same period a year ago. H&R Block signed an agreement to sell HRBFA to Ameriprise Financial for $315 million. The transaction is expected to close in three to six months. Beginning in its fiscal second quarter, the company will report HRBFA’s results in discontinued operations.

Corporate

The Corporate segment’s pretax loss in the first quarter of fiscal 2009 increased by $17.1 million compared to the prior-year period primarily due to $11.7 million in incremental net interest expense and a $5.0 million net impairment of residual interests in securitizations related to former mortgage operations of Option One. This segment includes some interest costs and overhead expenses that are not allocated to the company’s operating segments. The bulk of the positive benefit from the company’s cost reduction efforts are reflected in the operating results of the business segments through reduced allocation of overhead expenses. The company remains on track to achieve more than $125 million in annual savings in fiscal 2009 as a result of these cost reduction efforts.

The incremental net interest expense reported in Corporate operations results from the segment absorbing current-year financing costs for all long-term debt. In the prior year, financing costs were primarily related to borrowings incurred to cover losses of the company’s mortgage business, and were therefore reported in discontinued operations.

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Guidance

On Sept. 3, 2008, the company announced that it plans to acquire the operator of H&R Block franchises in Texas, Oklahoma and Arkansas. This acquisition is expected to add approximately $0.05 to earnings per share for FY09. The company is maintaining its previous FY09 earnings guidance of $1.60 - $1.70 per share at this time in light of the fact that it generates its earnings almost entirely in the fiscal fourth quarter. This decision also reflects consideration of other factors including higher loss reserves for H&R Block Bank in the first quarter and an assumed earnings contribution from HRBFA that will now be reported in discontinued operations starting in the fiscal second quarter.

Conference Call

At 4:30 p.m. EDT today, the company will host a conference call for analysts, institutional investors and shareholders. Richard Breeden, chairman of the board, Russ Smyth, president and chief executive officer, Becky Shulman, chief financial officer, and Tim Gokey, president of retail tax services will discuss the results and future expectations, as well as respond to analysts' questions. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 679-8040– Access Code: 77315620

International (617) 213-4851– Access Code: 77315620

Pre-registration is available for the conference call on H&R Block's Investor Relations Web site at http://investor-relations.hrblock.com. Those who pre-register will receive a PIN to minimize connection time when accessing the live call. The call also will be webcast in a listen-only format for the media and public. The link to the webcast and a supporting slide presentation can be accessed directly at http://investor-relations.hrblock.com.

A replay of the call will be available beginning at 6:30 p.m. EDT September 3, 2008, and continuing until September 10, 2008, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international). The replay passcode is 38318456. The webcast will be available for replay on the company's Investor Relations Web site at http://investor-relations.hrblock.com

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About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having served more than 400 million clients since 1955 and generating annual revenues of $4.4 billion in fiscal year 2008. H&R Block provides income tax return preparation and related services and products via a nationwide network of approximately 13,000 company-owned and franchised offices and through TaxCut® online and software solutions. The company also provides business services through RSM McGladrey and certain consumer financial services. For more information visit our Online Press Center at www.hrblock.com.

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended July 31,
	Revenues		Income (loss)
	2008	2007	2008	2007
Tax Services	$75,265	$69,863	($163,923)	($172,289)
Business Services	174,651	192,823	(295)	(1,906)
Consumer Financial Services	86,679	114,372	(17,736)	6,206
Corporate and Eliminations	3,043	4,151	(32,662)	(15,591)
	$339,638	$381,209	(214,616)	(183,580)
Income tax benefit			(85,247)	(73,757)
Net loss from continuing operations			(129,369)	(109,823)
Net loss from discontinued operations			(3,350)	(192,757)
Net loss			($132,719)	($302,580)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations			($0.40)	($0.34)
Net loss from discontinued operations			(0.01)	(0.59)
Net loss			($0.41)	($0.93)

Basic and diluted shares outstanding			327,141	323,864

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.

Discontinued operations includes mortgage businesses historically engaged in the origination of non-prime and prime mortgage loans, the sale and securitization of mortgage loans and residual interests, and the servicing of non-prime loans. During fiscal year 2008, we terminated all origination activities and sold the loan servicing operations. Our current year discontinued operations reflect the wind-down of our mortgage loan origination business. Included in the prior year are the results of three smaller lines of business previously reported in our Business Services segment.

On August 12, 2008, we announced the signing of a definitive agreement to sell H&R Block Financial Advisors, Inc. (HRBFA) to Ameriprise Financial, Inc. The transaction is subject to customary regulatory approvals, and is expected to close in three to six months. The purchase price is $315 million in cash, subject to working capital and advisor retention adjustments at closing. The transaction is not expected to result in a material gain or loss for financial reporting purposes. The transaction involves the sale of all outstanding common stock of HRB Financial Corporation, HRBFA’s direct parent, and is expected to result in a capital loss for income tax purposes. We currently do not expect to be able to realize a benefit for this capital loss. HRBFA will be presented as held-for-sale and as discontinued operations beginning with our quarter ending October 31, 2008.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	July 31,	April 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$355,998	$726,845
Cash and cash equivalents - restricted	221,338	219,031
Receivables from customers, brokers, dealers and clearing
organizations, net	401,859	438,899
Receivables, net	383,224	552,871
Prepaid expenses and other current assets	438,872	443,934
Total current assets	1,801,291	2,381,580

Mortgage loans held for investment	868,603	966,301
Property and equipment, net	380,804	380,738
Intangible assets, net	142,533	147,368
Goodwill, net	1,006,207	1,005,268
Other assets	704,044	742,170
Total assets	$4,903,482	$5,623,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$25,000
Customer banking deposits	777,080	785,624
Accounts payable to customers, brokers and dealers	592,688	559,658
Accounts payable, accrued expenses and other	665,973	782,280
Accrued salaries, wages and payroll taxes	142,690	393,148
Accrued income taxes	263,784	439,380
Current portion of long-term debt	108,839	111,286
Total current liabilities	2,551,054	3,096,376

Long-term debt	1,034,117	1,031,784
Other noncurrent liabilities	481,589	507,447
Total liabilities	4,066,760	4,635,607

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	686,802	695,959
Accumulated other comprehensive income	833	2,486
Retained earnings	2,204,940	2,384,449
Less cost of 107,802,043 and 109,879,996 shares of
common stock in treasury	(2,060,212)	(2,099,435)
Total stockholders’ equity	836,722	987,818
Total liabilities and stockholders’ equity	$4,903,482	$5,623,425

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited, amounts in thousands, except per share data

	Three Months Ended July 31,
	2008	2007
Revenues:
Service revenues	$301,521	$325,090
Other revenues:
Interest income	25,238	41,838
Product and other revenues	12,879	14,281
	339,638	381,209

Operating expenses:
Cost of services	369,606	385,115
Cost of other revenues	42,823	43,529
Selling, general and administrative	140,470	144,109
	552,899	572,753

Operating loss	(213,261)	(191,544)
Other income (expense), net	(1,355)	7,964

Loss from continuing operations before tax benefit	(214,616)	(183,580)
Income tax benefit	(85,247)	(73,757)

Net loss from continuing operations	(129,369)	(109,823)
Net loss from discontinued operations	(3,350)	(192,757)

Net loss	($132,719)	($302,580)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations	($0.40)	($0.34)
Net loss from discontinued operations	(0.01)	(0.59)
Net loss	($0.41)	($0.93)

Basic and diluted shares outstanding	327,141	323,864

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Three Months Ended July 31,
	2008	2007
Cash flows from operating activities:
Net loss	($132,719)	($302,580)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	29,556	37,075
Stock-based compensation	5,487	7,398
Operating cash flows of discontinued operations	—	212,323
Other, net of business acquisitions	(218,660)	(289,562)
Net cash used in operating activities	(316,336)	(335,346)

Cash flows from investing activities:
Principal payments on mortgage loans held for investment, net	31,619	14,327
Purchases of property and equipment	(16,189)	(14,497)
Payments made for business acquisitions, net of cash acquired	(2,251)	(20,887)
Net cash provided by investing activities of discontinued operations	—	3,068
Other, net	2,891	6,699
Net cash provided by (used in) investing activities	16,070	(11,290)

Cash flows from financing activities:
Repayments of commercial paper	—	(3,463,719)
Proceeds from issuance of commercial paper	—	3,622,874
Repayments of other short-term borrowings	(40,000)	(560,000)
Proceeds from other short-term borrowings	15,000	485,000
Customer banking deposits	(8,795)	(90,378)
Dividends paid	(46,790)	(43,937)
Acquisition of treasury shares	(4,116)	(5,372)
Proceeds from exercise of stock options	20,520	9,788
Net cash used in financing activities of discontinued operations	—	(47,535)
Other, net	(6,400)	(44,252)
Net cash used in financing activities	(70,581)	(137,531)

Net decrease in cash and cash equivalents	(370,847)	(484,167)
Cash and cash equivalents at beginning of the period	726,845	921,838
Cash and cash equivalents at end of the period	$355,998	$437,671

Supplementary cash flow data:
Income taxes paid, net of refunds received	$83,111	$9,653
Interest paid on borrowings	27,258	27,833
Interest paid on deposits	4,048	15,792